 Exhibit 4.2(d)

THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES (AS DEFINED IN REGULATION S UNDER THE 1933 SECURITIES ACT), NOR MAY THIS WARRANT OR THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, UNLESS THE WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE 1933 SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO IT TO SUCH EFFECT.

THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO A VOTING PROXY GRANTED TO [*], AND TO A RIGHT OF FIRST REFUSAL GRANTED TO COMPANY, AS FURTHER SET FORTH HEREIN.

Right to Purchase [*] Common Shares of Dolphin Digital Media, Inc. (subject to adjustment as provided herein)

FORM OF COMMON STOCK PURCHASE WARRANT

No. F	Issue Date: [*]

DOLPHIN DIGITAL MEDIA, INC., a corporation organized under the laws of the State of Nevada (the “Company”), hereby certifies that, for value received, [*], or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time commencing on the issue date of this Warrant (the “Issue Date”) until [*], [*] time on [*] (the “Expiration Date”), [*] ([*]) fully paid and non-assessable Common Shares of the Company, at a per share purchase price of US$[*]. The purchase price per share, as adjusted from time to time as herein provided, is referred to herein as the “Purchase Price.” The number and character of such Common Shares and the Purchase Price are subject to adjustment as provided herein. The Company may reduce the Purchase Price or extend the Expiration Date without the consent of the Holder.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)           The term “Company” shall include Dolphin Digital Media, Inc. and any the obligations of Dolphin Digital Media, Inc. corporation which shall succeed or assume hereunder.

(b)           The term “Common Shares” includes (a) the Company’s Common Shares, no par value per share and (b) any other securities into which or for which any of the securities described in (a) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c)           The term “Other Securities” refers to any stock (other than Common Shares) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Shares or Other Securities pursuant to Section 5 herein or otherwise.

(d)           The term “Warrant Shares” shall mean the Common Shares issuable upon exercise of this Warrant.

1. Exercise of Warrant

1.1 Number of Shares Issuable upon Exercise . From and after the Issue Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of subsection 1.2 or upon exercise of this Warrant in part in accordance with subsection 1.3, Common Shares of the Company, subject to adjustment pursuant to Section 4.

1.2 Full Exercise . This Warrant may be exercised in full by the Holder hereof by delivery of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the “Subscription Form”) duly executed by such Holder and surrender of the original Warrant within four (4) days of exercise, to the Company at its principal office or at the office of its Warrant Agent (as provided hereinafter), accompanied by payment, in cash, wire transfer or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of Common Shares for which this Warrant is then exercisable by the Purchase Price then in effect (the “Aggregate Purchase Price”).

1.3 Partial Exercise . This Warrant may be exercised in part (but not for a fractional share) by surrender of this Warrant in the manner and at the place provided in subsection 1.2 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares designated by the Holder in the Subscription Form by (b) the Purchase Price then in effect. On any such partial exercise, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of Common Shares for which such Warrant may still be exercised.

1.4 Cashless Exercise . Subject to the conditions contained in this Section 1.4 and Section 1.12, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Purchase Price, elect instead to receive upon such exercise the “Net Number” of Common Shares determined according to the following formula (a “Cashless Exercise”):

For purposes of the foregoing formula:

A =
the total number of shares with respect to which this Warrant is then being exercised.

B =
the Fair Market Value of a Common Share as of the date of exercise.

C =
the Purchase Price then in effect for the applicable Warrant Shares at the time of such exercise.

The holder of this Warrant agrees not to elect a Cashless Exercise for a period so long as the Purchase Price of this warrant is above $[*] per share.

1.5 Fair Market Value . Fair Market Value of a Common Share as of a particular date (the “Determination Date”) shall mean:

(a) If the Company’s Common Shares are traded on a national stock exchange, then the average of the closing or last sale price reported for each of the last 5 business days immediately preceding the Determination Date;

(b) If the Company’s Common Shares are not traded on a national stock exchange, but are traded in the over-the-counter market, then the average of the closing bid and ask prices reported for each of the last 5 business days immediately preceding the Determination Date;

(c) Except as provided in clause (d) below, if the Company’s Common Shares are not publicly traded, then as the Holder and the Company agree, or in the absence of such an agreement, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided; or

(d) If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company’s charter, then all amounts to be payable per share to holders of the Common Shares pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Shares in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Shares then issuable upon exercise of all of the Warrants are outstanding at the Determination Date.

1.6 Company Acknowledgment . The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

1.7 Delivery of Stock Certificates, etc. on Exercise . The Company agrees that the Common Shares purchased upon exercise of this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within five (5) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable Common Shares (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full Common Share, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise.

1.8 Right of First Refusal . Prior to any sale, assignment, transfer (including by purchase, inter-spousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumbrance or otherwise disposition of any of the Common Shares issuable upon exercise of this Warrant, Holder shall provide Company with 10 business days prior written notice of same (a “Sale Notice”), which Sale Notice shall contain a description of the material terms of the proposed sale transaction, including the names of any parties involved, price per share, etc. Upon receipt of a Sale Notice, the Company shall have 5 business days to provide Holder with written notice of the Company’s election to redeem said Common Shares (a “Redemption Notice”). Any such redemption shall be made at the Fair Market Value of the Common Shares or the price per share of the proposed sale transaction, as set forth in Section 1.5 above, with the Determination Date being the date of said Redemption Notice, and shall be payable in cash at closing, which closing shall occur as soon as possible and in any event within 30 days of the date of said Redemption Notice. The certificates evidencing the Common Shares issuable upon exercise of this Warrant shall contain a restrictive legend setting forth, or cross-referencing, the provisions of this Section 1.8. Such clause shall only be valid if the Holders sale transaction represents greater than [*] shares in any given 24 hour period.

1.9 No Transfer Clause . Holder hereby agrees that it will for no reason transfer the control of the Warrant into the name of any other party that would result in the current representative party (“Control Person(s)”) of the entity or person(s) holding the Warrant, being another Control Person(s).

1.10 Limitation on Exercise . Notwithstanding any provision of this Warrant to the contrary, this Warrant is only exercisable to the extent the Company has available for issuance that number of authorized and unissued Common Shares necessary to cover said exercise. To the extent the Company at any time fails to have that number of authorized and unissued Common Shares necessary to enable the full exercise of this Warrant, the Company shall promptly take all reasonable steps necessary to increase the Company’s authorized and unissued Common Shares to enable the full exercise of this Warrant, including, but not limited to, filing a proxy statement or information statement with the Securities and Exchange Commission, scheduling and holding a meeting of the Company’s shareholders to the extent necessary, and filing Articles of Amendment to the Company’s Articles of Incorporation.

1.11 Proxy . Holder hereby irrevocably grants to, and appoints, [*], and any individual designated in writing by him, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote the Common Shares underlying this Warrant, upon issuance, at any meeting of the shareholders of the Company or otherwise. Holder understands and acknowledges that the Company is entering into this Warrant in reliance upon the proxy set forth in this Section 1.11. Holder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof, and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.355(5) of the Nevada General Corporation Law.

1.12 Maximum Exercise . The Holder shall not be entitled to exercise this Warrant on a date of exercise in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock on such date. If the Warrant Holder is unable to exercise this Warrant as a result that it would put them over the 9.99% limitation, the Expiration Date of this Warrant shall be extended until such time as the Warrant Holder is able to exercise this warrant and stay below the 9.99% limitation. This Section 1.12 may be waived or amended only with the consent of the Holder and the Board of Directors of the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 there under.

2. Adjustment for Reorganization, Consolidation, Merger, etc

2.1 Reorganization, Consolidation, Merger, etc . In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1, at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Shares (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 3.

2.2 Dissolution . In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable in accordance with Section 2.1 by the Holder of the Warrants upon their exercise after the effective date of such dissolution pursuant to this Section 2.

2.3 Continuation of Terms . Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 2, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 3. In the event this Warrant does not continue in full force and effect after the consummation of the transaction described in this Section 2, then only in such event will the Company’s securities and property (including cash, where applicable) receivable by the Holder of the Warrants be delivered to the Trustee as contemplated by Section 2.2.

3. Extraordinary Events Regarding Common Stock . In the event that the Company shall (a) issue additional Common Shares as a dividend or other distribution on outstanding Common Shares, (b) subdivide its outstanding Common Shares, or (c) combine its outstanding Common Shares into a smaller number of Common Shares, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately prior to such event and the denominator of which shall be the number of Common Shares outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 3. The number of Common Shares that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of Common Shares that would otherwise (but for the provisions of this Section 3) be issuable on such exercise by a fraction of which (a) the numerator is the Purchase Price that would otherwise (but for the provisions of this Section 3) be in effect, and (b) the denominator is the Purchase Price in effect on the date of such exercise.

4. Certificate as to Adjustments . In each case of any adjustment in the Common Shares (or Other Securities) issuable on the exercise of the Warrants, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment is based. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant.

5. Reservation of Stock, etc . Issuable on Exercise of Warrant Financial Statements. The Company will, after amendment of its articles of Inc., at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all Common Shares (or Other Securities) from time to time issuable on the exercise of the Warrant.

6. Assignment; Exchange of Warrant . Subject to compliance with applicable securities laws, and the terms contained herein, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a “Transferor”). On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit 13 attached hereto (the “Transferor Endorsement Form”) and together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Warrant will be in compliance with applicable securities laws, the Company at its expense, twice, only, but with payment by the Transferor of any applicable transfer taxes, will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of Common Shares called for on the face or faces of the Warrant so surrendered by the Transferor. No such transfers shall result in a public distribution of the Warrant.

7. Replacement of Warrant . On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense, twice only, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

8. Transfer on the Company’s Books . Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

9. Notices . All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) three business days after deposited in the mail if delivered pursuant to subsection (ii) above. The addresses for such communications shall be: (i) if to the Company to: 2151 LeJeune Road, Suite 150, Coral Gables, Florida 33134, facsimile (305) 774-0405; and (ii) if to the Holder, to: [*]. The Company and the Holder may change their respective addresses for notices by like notice to the other party.

10. Sale or Merger of the Company . Upon a Change in Control, the restriction contained in Section 1.12 shall immediately be released and the Holder will have the right to exercise this Warrant concurrently with such Change in Control event. For purposes of this Warrant, the term “Change in Control” shall mean a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions.

11. Notice of Intent to Sell or Merge the Company . To the extent legally practicable, the Company will give Warrant Holder ten (10) business days notice before the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company in a transaction in which the Company is not the surviving entity. Failure to provide such notice will not invalidate any such corporate action.

12. Reduction of Exercise Price . The Holder may over the term of the Warrant make a payment to the Company for an equivalent amount of money to reduce the Purchase Price of this Warrant until such time as the Purchase Price of this Warrant is able to be exercised via a cashless provision per Section 1.4 of this agreement. Each time a payment by the Holder is made to the Company, a side letter will be executed by both parties that states the new effective Purchase Price of the Warrant at that time. At such time when the Holder has paid a total amount to effectively reduce the Purchase Price down to an Purchase Price that is below the limitation in Section 1.4 of this agreement, then the Holder shall have the right to exercise this Warrant via a cashless provision and hold for a period of six months since the last payment to reduce the exercise price was made to remove the legend under Rule 144.

13. Miscellaneous . This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of New York without regard to the conflicts of laws provisions thereof. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

DOLPHIN DIGITAL MEDIA, INC. By: Name: Title:

Exhibit A

FORM OF SUBSCRIPTION

(to be signed only on exercise of Warrant)

TO: DOLPHIN DIGITAL MEDIA, INC.

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase ___ Common Shares covered by such Warrant.

The undersigned herewith (check applicable box):

_____ makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $ _________, in lawful money of the United States; or

_____ elects a Cashless Exercise.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to ________________ whose address is _____________________________________

______________________________________________________________________________

____________________________________________________________________________________________________________________________________________________________

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Shares under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from registration under the Securities Act.

Dated:

 ______________________________________________________________________________
(Signature must conform to name of holder as specified on the fact of the Warrant.)

______________________________________________________________________________
 _______________________________________________________________________________
(Address)

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